Exhibit 10.3

CONFORMED COPY

Placing Agreement

PlusNet PLC

and

The Executive Directors

and

The Non-Executive Directors

and

Insight Direct (GB) Limited

and

Insight Enterprises Inc.

and

Robert W. Baird Limited

8 July 2004

AGREED FORM DOCUMENTS

1.   Admission Document
2.   Dealing Code
3.   Insurance Brokers’ Letter
4.   Legal Due Diligence Report
5.   Long Form Report
6.   Nominated Adviser Agreement
7.   Orderly Marketing Deeds
8.   Placing Letter
9.   Presentation
10. Pricing Announcement
11. Resolution
12. Short Form Report
13. Statement of Adjustments
14. Working Capital Report

THIS AGREEMENT is made on 8 July 2004

BETWEEN:

(1)	PLUSNET PLC (No. 3279013) whose registered office is at Technology Building, Terry Street, Sheffield S9 2BU (the “Company”);

(1)	THE EXECUTIVE DIRECTORS of the Company whose names and addresses are set out in part A of schedule 1;

(2)	THE NON-EXECUTIVE DIRECTORS of the Company whose names and addresses are set out in part B of schedule 1;

(3)	INSIGHT DIRECT (GB) LIMITED (No. 3604424) whose registered office is Technology Building, Insight Campus, Terry Street, Sheffield S9 2BU (“Insight Direct”);

(4)	INSIGHT ENTERPRISES INC., a company organised under the laws of the state of Arizona whose offices are at 1305 West Auto Drive, Tempe, Arizona 85284, USA (“Insight”); and

(5)	ROBERT W. BAIRD LIMITED (No. 1745463) whose registered office is at Mint House, 77 Mansell Street, London E1 8AF (“Baird”).

RECITALS

(A)	The Company is a public company limited by shares. Details of the Company’s incorporation, registration and share capital are set out in Part VI of the Admission Document.

(B)	Following the passing of the Resolution, the authorised share capital of the Company will be £100,000.00 divided into 50,000,000 Ordinary Shares and Insight Direct will be the registered and beneficial owner of 23,750,000 Ordinary Shares.

(C)	On the terms and subject to the conditions referred to in this agreement, Insight Direct has agreed to sell 11,111,111 Ordinary Shares and the Company proposes to raise additional working capital by the issue of 2,450,102 Ordinary Shares for cash and to obtain admission to trading on AIM of its ordinary share capital in issue and to be issued pursuant to the Placing.

(D)	In reliance upon the various representations, warranties, covenants, indemnities and undertakings contained in this agreement, Baird has agreed on the terms and subject to the conditions set out in this agreement to effect the Placing and:

(1)	as agent for Insight Direct, to use its reasonable endeavours to procure buyers for the Sale Shares;

(2)	as agent for the Company, to use its reasonable endeavours to procure subscribers for the Subscription Shares (other than the Committed Shares); and

(3)	as principal, to purchase any Sale Shares for which it is unable to procure buyers and to subscribe for any Subscription Shares (other than the Committed Shares) for which it is unable to procure subscribers, in each case at a price of £0.90 per share.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement (including the recitals and the schedules) the following words and expressions shall, unless the context otherwise requires, have the following meanings:

“Accounts Date” means 31 December 2003;

“Act” means the Companies Act 1985;

“Admission” means the admission to trading on AIM of the whole of the ordinary share capital of the Company, issued and to be issued pursuant to the Placing and a reference to Admission “becoming effective” is to be construed in accordance with rule 6 of the AIM Rules;

“Admission Document” means the document comprising a prospectus in the agreed form proposed to be published on behalf of the Company in connection with the AIM Application as required by rule 3 of the AIM Rules;

“AIM” means AIM, a market of the London Stock Exchange;

“AIM Application” means the application to be made to the London Stock Exchange for Admission;

“AIM Rules” means the rules published by the London Stock Exchange governing admission to trading on AIM and the regulation of AIM companies as amended or reissued from time to time;

“Baird Group” means Baird, or any undertaking which is, on or after the date of this agreement, a parent company of Baird or a subsidiary undertaking of Baird or of any such parent company;

“Baird Shares” has the meaning given in clause 10.2(b);

“Broker” means a person appointed by the Company as broker pursuant to rule 33 of the AIM Rules;

“Committed Shareholders” means Messrs Stafford, Makanji, Potesta, Wyse, Sadler and Comer;

“Committed Shares” means the 297,511 Ordinary Shares which the Committed Shareholders have agreed to subscribe pursuant to the Placing as described in the Admission Document;

“Covenantors” means, for the purposes of schedule 3, Insight, Insight Direct and the Executive Directors;

“CREST” means the relevant system (as defined in the Regulations) in respect of which CRESTCo is the operator (as defined in the Regulations);

“CRESTCo” means CRESTCo Limited;

“Dealing Code” means the code for dealings in the securities of the Company in the agreed form;

“Dealing Day” means a day upon which dealings in domestic securities may take place on AIM with the authority of the London Stock Exchange;

“Directors” means the Executive Directors and the Non-Executive Directors;

“Engagement Letter” means the letter of engagement between the Company, Insight and Baird dated 5 March 2004, relating to the appointment of Baird as financial adviser, nominated adviser and broker in connection with Admission and the Placing;

“Executive Directors” means the Directors named in part A of schedule 1;

“FSA” means the Financial Services Authority;

“FSMA” means the Financial Services and Markets Act 2000;

“Group” means the Company and its subsidiary undertakings;

“Indemnified Persons” means Baird or any other member of the Baird Group and all persons who are, on or at any time after the date of this agreement, directors, officers or employees of Baird or any other member of the Baird Group, each of whom shall be an “Indemnified Person” for the purposes of this agreement;

“Indemnity” means the indemnity set out in clause 12.2;

“Insight Sale Shares” has the meaning given in clause 4.1;

“Insurance Brokers’ Letter” means the letter in the agreed form from the Company’s insurance brokers regarding the adequacy of the Group’s insurance;

“Legal Due Diligence Report” means the legal due diligence report in the agreed form prepared by Eversheds LLP in relation to the business of the Group;

“Lock-in and Orderly Marketing Deed (Corporate Shareholder)” means the orderly marketing deed in the agreed form to be entered into by Insight, Insight Direct, Baird and the Company and relating to the disposal of Ordinary Shares following Admission;

“Lock-in and Orderly Marketing Deed (Individuals)” means the orderly marketing deed in the agreed form to be entered into by the persons named therein and relating to the disposal of Ordinary Shares following Admission;

“London Stock Exchange” means London Stock Exchange plc;

“Long Form Report” means the report on the business and affairs of the Group prepared by the Reporting Accountants in the agreed form;

“Long Stop Date” means 31 July 2004;

“Nominated Adviser” means a person who assumes the responsibilities set out in rule 37 and schedule 6 of the AIM Rules;

“Nominated Adviser Agreement” means the agreement in the agreed form to be entered into between the Company, the Directors and Baird providing, amongst other things, for the appointment of Baird as the Nominated Adviser and broker to the Company for the purposes of the AIM Rules;

“Non-Executive Directors” means the Directors named in part B of schedule 1;

“Orderly Marketing Deeds” means the Lock-in and Orderly Marketing Deed (Individuals) and the Lock-in and Orderly Marketing Deed (Corporate Shareholder);

“Ordinary Shares” means ordinary shares of 0.2 pence each in the capital of the Company;

“Placees” means the persons whom Baird procures to subscribe for the Subscription Shares and/or purchase the Sale Shares in accordance with this agreement and the Selling Shareholder Agreement (including the Committed Shareholders);

“Placing” means the proposed placing by Baird of the Placing Shares in accordance with this agreement and the Selling Shareholder Agreement and as more particularly described in the Admission Document;

“Placing Documents” means the Admission Document and the Placing Letter;

“Placing Letter” means collectively, the two forms of letter, each in the agreed form to be sent by Baird to proposed Placees pursuant to the Placing including the accompanying letter of confirmation and, where applicable, registration schedule;

“Placing Price” means 90 pence per Placing Share;

“Placing Shares” means the Sale Shares and the Subscription Shares;

“POS Regulations” means The Public Offers of Securities Regulations 1995 (as amended);

“Presentation” means the presentation in the agreed form for use by the Company in the marketing of the Placing to institutional and other potential investors;

“Pricing Announcement” means the press announcement in the agreed form giving details of, amongst other things, the Placing Price proposed to be released on the date of this agreement;

“Properties” means the principal properties occupied by the Group as at the date of this agreement, particulars of which are set out in the Legal Due Diligence Report under the heading “Real Estate”;

“prospectus” means a prospectus for the purposes of the POS Regulations;

“Registrars” means Lloyds TSB Registrars;

“Regulation S” means Regulation S promulgated under the Securities Act;

“Regulations” means the Uncertificated Securities Regulations 2001 (as amended);

“Relationship Agreement” means the agreement in the agreed form to be entered into between the Company and Insight;

“Reporting Accountants” means KPMG LLP;

“Resolution” means the written resolution of the Company to reorganise the share capital of the Company in the agreed form;

“Sale Shares” means the Ordinary Shares to be sold by Insight Direct pursuant to the Placing and the Ordinary Shares to be sold by the Sellers pursuant to the Selling Shareholder Agreement, amounting in aggregate to 11,460,117 Ordinary Shares;

“Securities Act” means the US Securities Act of 1933, as amended;

“Sellers” means the persons whose names are set out in column (1) of schedule 1 to the Selling Shareholder Agreement;

“Selling Shareholder Agreement” means the agreement in the agreed form to be entered into between the Sellers and Baird;

“Short Form Report” means the report on the Group prepared by the Reporting Accountants and to be reproduced in Part IV of the Admission Document in the agreed form;

“Statement of Adjustments” means the statement of adjustments prepared by the Reporting Accountants in relation to the Short Form Report in the agreed form;

“Subscription Shares” means the 2,450,102 Ordinary Shares to be issued by the Company and subscribed by potential placees pursuant to the Placing, including the Committed Shares and the Baird Shares (unless the content requires otherwise);

“Supplementary Admission Document” means any supplementary admission document prepared in accordance with clause 8;

“Tax Indemnity” means the indemnity set out in clause 13;

“US” or “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“Verification Notes” means the verification notes prepared by Eversheds LLP and the Directors in connection with the Placing for the purpose of substantiating the accuracy and completeness of the information contained in the Admission Document and the Presentation;

“Warranties” means the warranties contained in schedule 2 and clauses 11.3 and 11.4 and “Warranty” shall be construed accordingly;

“Warrantors” means Insight, Insight Direct, the Company and the Directors;

“Working Capital Period” means the period from Admission to 31 December 2005; and

“Working Capital Report” means the report on the cashflow and working capital projections of the Group covering the Working Capital Period in the agreed form.

1.2	In this agreement, unless otherwise specified, reference to:

(a)	“includes” and “including” shall mean including without limitation;

(b)	a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 258 of the Act, a “subsidiary” or “holding company” is to be construed in accordance with section 736 of the Act and an “associated company” is to be construed in accordance with section 416 et seq. of the Income and Corporation Taxes Act 1988;

(c)	a document in the “agreed form” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of the Company, Insight and Baird;

(d)	a party means a party to this agreement and includes its permitted assignees and/or the successors in title to that part of its undertaking which includes this agreement and, in the case of an individual, to his or her estate and personal representatives;

(e)	a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking or organisation (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(f)	a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(g)	recitals, clauses, paragraphs or schedules are to recitals, clauses and paragraphs of and schedules to this agreement. The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and the schedules;

(h)	writing shall include typewriting, printing, lithography, photography and other modes of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(i)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(j)	the time of day is reference to time in London, England.

1.3	The index to and the headings in this agreement are for information only and are to be ignored in construing the same.

2.	CONDITIONS

2.1	The obligations of Baird under clauses 4, 5 and 10.9 of this agreement are in all respects conditional upon the satisfaction of each of the following conditions in each case by the relevant time and/or date referred to below (or such later time and/or date as Baird and the Company may determine, being no later than 8.00 a.m. on the Long Stop Date):

(a)	the Nominated Adviser Agreement, Orderly Marketing Deeds and the Relationship Agreement being entered into by not later than the date of this agreement;

(b)	the delivery of six copies of the Admission Document and the completed AIM Application (in the form specified by the AIM Rules) to the London Stock Exchange, together with the applicable fee as required by rule 5 of the AIM Rules;

(c)	the delivery of one copy of the Admission Document to the Registrar of Companies in England and Wales as required by regulation 4(2) of the POS Regulations by not later than 4.00 p.m. on the date of this agreement;

(d)	the delivery by the Company to Baird, on the day immediately prior to Admission of a letter signed by a Director or duly authorised officer for and on behalf of the Company, signed by a duly authorised officer of Insight on behalf of Insight, signed by a duly authorised director/officer on behalf of Insight Direct and signed by all of the Directors in the form set out in schedule 4;

(e)	Admission becoming effective by not later than 8.00 a.m. on 14 July 2004;

(f)	the Sellers (or their duly appointed agents/attorneys) each having complied with their respective obligations under the Selling Shareholder Agreement to the extent that the same fall to be performed prior to Admission and the Selling Shareholder Agreement having become unconditional in all respects (other than in relation to any condition (or part thereof) relating to this agreement having become unconditional); and

(g)	the passing of the Resolution by the shareholders of the Company at a duly convened extraordinary general meeting of the Company without amendment.

2.2	The Company, the Directors, Insight and Insight Direct shall (so far as it is within their respective power or control) each use their respective reasonable endeavours to procure the fulfilment of each condition set out in clause 2.1 on or before the relevant time and/or date specified therein.

2.3	If any one or more of the conditions set out in clause 2.1 is not fulfilled in all respects, or is not waived by Baird or becomes incapable of being fulfilled (and is not so waived) on or before the required time and/or date specified or, where no time and/or date is specified for the fulfilment thereof, 8.00 a.m. on 14 July 2004 (or such later time and/or date (being no later than 8.00 a.m. on the Long Stop Date) as Baird, Insight and the Company may determine), this agreement and all obligations of each of the parties under it shall cease to have any effect except as provided in clause 15.2;

3.	APPOINTMENT OF BAIRD AS AGENT

3.1	Insight Direct hereby irrevocably appoints Baird to act as its agent to procure buyers to purchase the Insight Sale Shares at the Placing Price in accordance with and subject to the terms and conditions set out in this agreement and in the Placing Documents. This appointment confers on Baird, on behalf of Insight Direct, all powers, authorities and discretions on its behalf which are necessary for, or reasonably incidental to, the procuring of buyers for the Insight Sale Shares on such terms and conditions as aforesaid. Insight Direct agrees to ratify and confirm everything which Baird lawfully and properly does in the exercise of those powers, authorities and discretions granted by the appointment and Baird irrevocably accepts such appointment on such terms and conditions.

3.2	The Company hereby irrevocably appoints Baird to act as its agent to procure subscribers to subscribe for the Subscription Shares at the Placing Price in accordance with and subject to the terms and conditions set out in this agreement and in the Placing Documents. This appointment confers on Baird, on behalf of the Company, all powers, authorities and discretions on its behalf which are necessary for, or reasonably incidental to, the procuring of subscribers for the Subscription Shares on and subject to such terms and conditions as aforesaid. The Company agrees to ratify and confirm everything which Baird lawfully and properly does in the exercise of those powers, authorities and discretions pursuant to such appointment and Baird irrevocably accepts such appointment on those terms and conditions.

4.	PLACING BY BAIRD OF SALE SHARES

4.1	Insight Direct agrees to sell at the Placing Price 11,111,111 of the Sale Shares (the “Insight Sale Shares”) free from all liens, mortgages, charges, pledges, encumbrances and equities and other third party rights or interests (legal or equitable) or restrictions of any nature whatsoever and together with all rights of any nature whatsoever attaching to such Sale Shares at the date of this agreement and Baird agrees, as agent for Insight Direct, to use its reasonable endeavours to procure buyers to purchase the Insight Sale Shares at the Placing Price or, failing which as principal, to purchase at the Placing Price any such Insight Sale Shares for which it is unable to procure buyers.

4.2	Immediately after the execution of this agreement, Insight Direct shall deliver to Baird for the purpose of enabling the Insight Sale Shares to be transferred pursuant to this agreement and the Placing a stock transfer form duly executed by or on behalf of Insight Direct in respect of the Insight Sale Shares to be sold by it as provided in this agreement accompanied by the share certificate(s) to which they relate.

4.3	Insight Direct hereby irrevocably appoints any director of Baird as its attorney in his name and on his behalf to complete the stock transfer form in respect of the Insight Sale Shares to be sold by it pursuant to clause 4.1 in favour of Baird or such other persons as Baird may direct.

4.4	Insight Direct agrees with Baird that, without prejudice to clause 4.3, Insight Direct shall, forthwith following any request from Baird, generally execute, deliver and register any other document or deed and to do any other act or thing which Baird reasonably requires or believes to be necessary or advisable for the sale and/or transfer of the Insight Sale Shares pursuant to clause 4.1.

4.5	Insight Direct shall not give any instruction to the Company or the Directors or Baird or take any action which is inconsistent with its obligations under this agreement or the Placing Documents or with the appointment made under clause 3.1 or which prevents registration of the Insight Sale Shares in accordance with clause 9.2.

4.6	Insight Direct hereby agrees and acknowledges that nothing in this agreement or in relation to the Placing constitutes the giving of investment advice by Baird to Insight Direct or constitutes Insight Direct as a customer of Baird (within the meaning of the FSA’s Handbook of rules and guidance) and that Baird is acting for the Company in relation to the Placing and is not acting for Insight Direct and is not responsible to Insight Direct for providing protections afforded to customers of Baird or advising it in relation to the Placing.

5.	PLACING BY BAIRD OF SUBSCRIPTION SHARES

5.1	Baird agrees, as agent for the Company, to use its reasonable endeavours to procure subscribers to subscribe at the Placing Price for the Subscription Shares (other than the Committed Shares and the Baird Shares), or failing which as principal to subscribe itself at the Placing Price for any Subscription Shares (other than the Committed Shares and the Baird Shares) for which it is unable to procure subscribers.

5.2	The Company shall immediately upon the execution of this agreement, conditionally upon Admission becoming effective, procure that the board of directors of the Company (or a duly established and authorised committee of the board):

(a)	allot the Subscription Shares at the Placing Price to the Placees or (as the case may be) to Baird (or such other person(s) as Baird shall nominate) in the manner and in the numbers as may be notified to it by Baird pursuant to clause 9.1; and

(b)	approve (subject to stamping) the sale and transfer of all of the Sale Shares to Placees or Baird and/or such other person as Baird shall nominate.

5.3	The Company undertakes to Baird that on Admission all Subscription Shares shall be allotted and issued fully paid, free from all liens, mortgages, charges, encumbrances and other third party rights and ranking pari passu in all respects with all other Ordinary Shares and that the subscribers of the Subscription Shares will be entitled to all dividends and other distributions declared, made or paid on or in respect of the Ordinary Shares at or at any time after the date of Admission.

6.	APPLICATION FOR ADMISSION AND APPLICATION TO CREST

6.1	The Company hereby authorises Baird on its behalf to make an application to the London Stock Exchange for Admission. The Company shall, at its own expense, supply or (so far as it is within its power or control) procure to be supplied, all such information and documentation, give or (so far as it is within its power or control) procure the giving of all such undertakings, execute, or procure (so far as it is within its power or control) the execution of all such documents, pay all such fees and generally do, or procure to be done, all such things, in each case as may be necessary, or properly required by the London Stock Exchange, in connection with Admission.

6.2	Baird shall, consistent with its obligations as Nominated Adviser, take all appropriate steps and provide to the Company appropriate advice and guidance for the purposes of obtaining approval of the AIM Application and shall prepare and deliver to the London

Stock Exchange the declarations required under rules 5 and 37 of the AIM Rules in connection therewith.

6.3	Prior to Admission becoming effective, the Company shall apply to CRESTCo for the admission of the Ordinary Shares to CREST as participating securities and take all reasonable steps necessary for the Ordinary Shares to become participating securities in CREST as at the date of (and immediately following) Admission, including supplying all information, giving all such undertakings, paying all such fees and executing all such documents as may reasonably be required in connection therewith.

6.4	The Company undertakes to Baird not to take any action between the date hereof and the date falling 30 days after Admission, without the prior written consent of Baird, which would or could cause any of the Placing Shares to be disabled in the CREST system.

7.	DOCUMENT DELIVERY

7.1	The Company shall procure that:

(a)	the Pricing Announcement is released to a Regulatory Information Service (as defined in the AIM Rules) not later than 8.00 a.m. on the date of this agreement;

(b)	there are delivered to Baird the documents referred to in schedule 5 at the times specified in, and otherwise in accordance with the requirements of that schedule;

(c)	one copy of the Admission Document is delivered to the Registrar of Companies in England and Wales for registration as required by regulation 4(2) of the POS Regulations by not later than 4.00 p.m. on the date of this agreement;

(d)	six copies of the Admission Document and the completed application form (in the form specified by the AIM Rules) are delivered to the London Stock Exchange, together with the applicable fee as required by rule 5 of the AIM Rules by not later than three Dealing Days prior to Admission; and

(e)	copies of the Admission Document are published in accordance with the requirements of the AIM Rules.

8.	SUPPLEMENTARY ADMISSION DOCUMENT

8.1	Without prejudice to clauses 2 and 15, if after publication of the Admission Document but before Admission becomes effective, there is a significant change affecting any matter required to be included, or a significant new matter which would have been required to be included, in the Admission Document by regulation 10 of the POS Regulations or by the AIM Rules, Insight, Insight Direct, the Company and/or the Directors shall, upon becoming aware of the same, immediately notify the change or new matter to Baird in writing and promptly prepare a Supplementary Admission Document containing details of the change or new matter in a form agreed by Baird and the Company and which complies with the AIM Rules.

8.2	Immediately upon authorisation of the issue by Baird of the Supplementary Admission Document, the Company shall deliver one copy thereof to the Registrar of Companies in England and Wales for registration as required by regulation 10(3) of the POS Regulations and shall thereafter make available free of charge sufficient copies in accordance with the requirements of the POS Regulations.

8.3	Baird shall provide all reasonable and timely assistance in connection with the preparation and issue of the Supplementary Admission Document.

8.4	If a Supplementary Admission Document is published in connection with the Placing, references in this agreement to the Admission Document are as the context permits, to be read as references to the Supplementary Admission Document, or as the context may require, the Admission Document and Supplementary Admission Document taken together.

9.	REGISTRATION AND PAYMENT

9.1	Baird shall not later than three Dealing Days prior to Admission supply the Company with a schedule of the Placees (specifying their names and addresses) procured by it and the number of Placing Shares which the Placees are subscribing and/or purchasing, specifying whether such Placing Shares are to be held in certificated or uncertificated form (and if they are to be held in uncertificated form, details of the participant and member account ID of the CREST account of Baird (or such other person as Baird may nominate) to which uncertificated Placing Shares are to be credited to be held by Baird as nominee on behalf of the relevant Placees, pending transfer through CREST, together with confirmation that Baird has authorised the Company to credit its stock account in CREST in respect of the relevant number of Placing Shares).

9.2	The Company agrees with Baird that:

(a)	it will, immediately following Admission, procure that the Registrars promptly register (without registration fee) the persons named by Baird in accordance with clause 9.1 as the holders of the Subscription Shares; and

(b)	against delivery to the Company of the duly executed stock transfer forms in respect of the Sale Shares and the share certificates relating thereto, it will, immediately following Admission, procure that the Registrars promptly register (without registration fee) the persons named by Baird in accordance with clause 9.1 as the transferees of the Sale Shares as the holders thereof.

9.3	The Company shall provide, or procure the provision of, all information and authorisations required by the Registrars to effect the registration as members of the Company of the persons with whom Placing Shares have been placed (or Baird, as the case may be) in accordance with and as contemplated by the provisions of this agreement, the Selling Shareholder Agreement, the Placing Documents and any agreement between the Company and the Registrars.

9.4	The Company shall procure that the Registrars:

(a)	not later than five Dealing Days after Admission issue definitive share certificates to those persons registered as members of the Company pursuant to clause 9.2 above who have requested to hold their Placing Shares in certificated form; and

(b)	not later than 8.00 a.m. on the date of Admission credit the CREST stock account of Baird (or such other person as Baird shall nominate) with the appropriate number of Placing Shares in respect of those persons who have requested to hold their Placing Shares in uncertificated form.

9.5	In the event of any difficulties or delays in obtaining admission of the Ordinary Shares to CREST as participating securities or the use of CREST in respect of the Placing, Baird may require that all Placing Shares be held in certificated form in which case the provisions of this agreement relating to the holding of Placing Shares in uncertificated form will be deemed to be modified accordingly.

9.6	As soon as reasonably practicable after Admission and the receipt by Baird in full of the relevant amounts specified in (a) or (b) below (as the case may be) and in any event by no later than three Dealing Days after Admission, Baird shall (in the case of clause 9.6(a) only, subject to receipt by Baird of the bank account details referred to therein) pay or procure to be paid:

(a)	to the Company, the total subscription price payable for the Subscription Shares (being the number of such shares (including, for the avoidance of doubt, the Committed Shares) multiplied by the Placing Price) plus the Agreed Tax Amount (as defined in clause 9.6(b)) less (i) the fee and commission referred to in clause 10.2, (ii) that part of the fee payable to Baird under this agreement pursuant to clause 10.1 of the Nomad Agreement and (iii) any costs and expenses which Baird may have incurred and in respect of which it is entitled to be reimbursed pursuant to clause 10.5, such payment to be made to such bank account of the Company as the Company shall notify to Baird not less than two Business Days prior to Admission; and

(b)	to Insight Direct, the purchase consideration for the Insight Sale Shares (being the relevant number of such shares multiplied by the Placing Price) less (i) the commission payable by it pursuant to clause 10.1 and an amount equal to the stamp duty or stamp duty reserve tax payable by it pursuant to clause 10.3, (ii) an amount equal to the value of the Committed Shares at the Placing Price (in respect of which the Committed Shareholders have agreed that Baird shall pay such amounts to the Company) and (iii) an amount (the “Agreed Tax Amount”) equal to £178,508.54 (representing tax payable by the Committed Shareholders in respect of the payment to the Committed Shareholders of cash pursuant to the Insight Incentive Scheme (as defined in the Admission Document)), such payment to be made to such account at such bank as Insight Direct shall have notified to Baird not fewer than three Dealing Days before the due date for payment, or failing such notification, to the Company’s account identified in clause 9.6(a) above.

9.7	Payment of such monies to the accounts mentioned in clauses 10.6(a) and (b) shall constitute a complete discharge of Baird’s obligations pursuant to clauses 4 and 5 of this agreement.

10.	FEES, COMMISSIONS AND EXPENSES AND SUBSCRIPTION

10.1	Subject to clause 15 and the satisfaction of the conditions set out in clause 2.1, Insight shall pay a commission to Baird of four (4) per cent. of the value of the Insight Sale Shares at the Placing Price (together with any value added tax thereon).

10.2	Subject to clause 15 and the satisfaction of the conditions set out in clause 2.1, the Company shall:

(a)	pay to Baird a commission of four (4) per cent. of the value of the Subscription Shares (but excluding for these purposes, the Committed Shares) at the Placing Price, together with any value added tax thereon; and

(b)	pay to Baird a fee in cash of £600,000 (i) less the aggregate amount of any Advisory Fees (as defined in clause 2(a) of the Engagement Letter) which have paid to Baird prior to Admission but (ii) plus an amount which is sufficient to enable Baird to subscribe 279,001 Placing Shares at the Placing Price (the “Baird Shares”), together in each case with any value added tax thereon.

10.3	Insight Direct shall pay all stamp duty and/or stamp duty reserve tax arising in respect of the transfer of/agreement to transfer the Insight Sale Shares to be sold by it pursuant to this agreement at the rate of 50p per £100 (or part thereof) of the value of the Insight Sale Shares at the Placing Price.

10.4	The Company shall pay all costs, charges and expenses of, or incidental to, the Placing (save for any costs, charges or expenses agreed to be payable by Insight, Insight Direct or any of the Sellers) and the AIM Application including without limitation all accountancy, legal and other professional fees and expenses of the Company and the legal fees of Baird (subject to a cap of £100,000), the fees and expenses payable to the Registrars and the costs of printing, advertising and circulating the Placing Documents and other documents in connection with the Placing (together with any value added tax payable in each such case).

10.5	The Company shall immediately upon request by Baird reimburse Baird the amount of any expenses for which the Company shall be responsible as provided pursuant to clause 10.4 but which Baird may have paid or incurred on behalf of the Company in connection with the Placing and the AIM Application.

10.6	Where pursuant to clause 10.4 or 10.5 a sum (a “Relevant Sum”) is to be paid or reimbursed to Baird in respect of any cost or expense paid or incurred by Baird on behalf of the Company in connection with the Placing and/or Admission and that cost or expense includes an amount in respect of value added tax (the “VAT Element”), the Company shall pay an amount to Baird in respect of the VAT Element that shall be determined as follows:

(a)	if the Relevant Sum constitutes for value added tax purposes the reimbursement of the consideration for the supply of goods or services to Baird, a sum equal to the proportion of the VAT Element that Baird certifies acting in good faith as representing irrecoverable input tax in the hands of Baird, that certificate to be conclusive save in the case of manifest error; and

(b)	if the Relevant Sum constitutes for value added tax purposes the reimbursement of a cost or expense incurred by Baird as agent for the Company, a sum equal to the whole of the VAT Element,

and where a sum equal to the VAT Element has been reimbursed to Baird under clause 10.6(b) above, Baird shall provide the Company with a proper tax invoice in respect of the supply to which the Relevant Sum relates, that is to say a tax invoice naming the Company as the recipient of the supply and issued either by Baird or, if Baird has treated the relevant cost or expense as a disbursement for value added tax purposes, by the person making the supply.

10.7	If the performance by Baird of any of its obligations under this agreement shall represent for value added tax purposes the making by Baird of any supply of goods or services to the Company that is taxable at a positive rate, the Company shall pay to Baird, in addition to the amounts otherwise payable by the Company to Baird pursuant to this agreement (including, without limitation, amounts payable by the Company to Baird pursuant to clause 10.6(a)), an amount equal to the value added tax chargeable on any such supply, that payment to be made within seven days of Baird requesting the same and against production by Baird of a proper tax invoice.

10.8	The Company, Insight and Baird agree that the Engagement Letter shall be amended by the deletion therein of paragraph 2(d) and further agree that provisions of clause 10.2(b) above shall prevail over paragraph 2(b) of the Engagement Letter and the Engagement Letter shall be deemed to be amended accordingly.

10.9	Without prejudice to its obligations under clauses 4 and 5 of this agreement, Baird shall at Admission subscribe the Baird Shares with effect from Admission and:

(a)	agrees that it shall take such shares subject to the memorandum and articles of association of the Company; and

(b)	consents to the entry of the name of Baird in the register of members of the Company in respect of such shares.

10.10	With effect from Admission, Baird undertakes to the Company not at any time prior to the announcement of the Company’s interim results for the six month period ending 30 June

2005 without the prior consent of the Company (such consent not to be unreasonably withheld or delayed) to:

(i)	offer, dispose of, or agree to offer or dispose of, directly or indirectly, any of the Baird Shares or any interest in such shares; or

(ii)	enter into or agree to enter into any derivative transaction of any type whatsoever (including, without limitation, any swap, contract for differences, option, warrant or futures transaction or arrangement) in respect of, or referenced to, any such shares, whether any such transaction in clause 10.10(i) or clause 10.10(ii) above is settled by delivery of Ordinary Shares or other securities, in cash or otherwise; provided that the foregoing provisions of clause 10.10 shall not apply:

(a)	(i)	to an acceptance of an offer for the entire issued share capital of the Company (excluding any Ordinary Shares already held by the offeror) by a person who is not acting in concert with Baird (a “Third Party Offer”);

	(ii)	to the giving of an irrevocable undertaking to accept a Third Party Offer;

	(iii)	to selling any of the Baird Shares to a person making a Third Party Offer or a person who has announced an intention to make a Third Party Offer; or

	(iv)	to making a counter-bid following a Third Party Offer;

(b)	upon an intervening court order;

(c)	to any scheme of reconstruction under section 110 of the Insolvency Act 1986 in relation to the Company;

(d)	the transfer of Ordinary Shares pursuant to any offer by the Company to purchase its own shares which is made on identical terms to all holders of Ordinary Shares;

(e)	the transfer or disposal of the Baird Shares pursuant to a compromise or arrangement between the Company and its creditors or any class of them or between the Company and its members or any class of them which is agreed to by the creditors or members and sanctioned by the court under sections 425-427A of the Act;

(f)	to any disposal required by any statutory or regulatory requirement; or

(g)	to transfers of Baird Shares by Baird to any member of the Baird Group provided that:

(i)	the proposed transferee agrees by deed in a form reasonably acceptable to the Company to be bound by the provisions of this clause 10.10; and

(ii)	in the event of any such member ceasing to be a member of the Baird Group, immediately prior thereto, the Baird Shares owned by such member shall be transferred to another member of the Baird Group.

11.	WARRANTIES

11.1	The Company severally warrants to Baird, Insight and Insight Direct jointly and severally warrant to Baird and each of the Directors hereby severally warrants to Baird in the terms set out in schedule 2 as at the date of this agreement by reference to the facts and circumstances subsisting at such date.

11.2	Save in respect of the warranties contained in clause 11.3, each Warranty given by the Non-Executive Directors is given subject to the best of his knowledge, information and belief.

11.3	Each of the Directors severally represents and warrants to Baird that the information in respect of his own details in the declaration and in the completed Director’s questionnaire given by him to Baird and the information in respect of the details relating to him and the director’s family (within the meaning of AIM Rules) in the Admission Document is true and accurate and not misleading.

11.4	Insight Direct represents and warrants to Baird in respect of the Insight Sale Shares that it has, or will have at Admission, good title to, or is, or will be the beneficial owner of, and has, or will have at Admission the necessary power and authority to enable it to sell all the Insight Sale Shares, in each case free from all liens, mortgages, charges, pledges, encumbrances and other third party rights or interests (legal or equitable) or restrictions of any nature whatsoever and together with all rights of any nature whatsoever attaching to the Insight Sale Shares (including the rights to all dividends and other distributions (if any) declared, made or paid) at or at any time after the date of Admission.

11.5	Each of the Company, Insight, Insight Direct and the Directors acknowledges that Baird is entering into this agreement in reliance upon each of the Warranties. Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

11.6	Each of the Company, Insight, Insight Direct and the Directors severally undertakes to Baird to notify Baird:

(a)	immediately if he, the Company, Insight or Insight Direct (as the case may be) becomes aware at any time up to Admission of any fact or circumstance which would or is likely to indicate that any of the Warranties is or has become untrue or inaccurate or misleading by reference to the facts or circumstances from time to time subsisting; and

(b)	as soon as reasonably practicable at any time up to the close of business on the day which is 90 days after (but not including) the date on which Admission occurs if he, the Company, Insight or Insight Direct (as the case may be) becomes aware that any of the Warranties was untrue or inaccurate or misleading as at the date of this agreement.

11.7	Where any Warranty is expressed to be qualified by a reference to awareness and/or knowledge and/or information and/or belief of any person or words to similar effect (including pursuant to clause 11.2), that reference shall be deemed to include an additional statement to the effect that it has been given after making all such enquiries as were reasonable and there having been made all such investigations as could reasonably be expected to be made in the context of the Placing. Notwithstanding anything to the contrary in this agreement, each of the Directors shall be deemed to be aware of all information contained in the Long Form Report, the Legal Due Diligence Report and the Working Capital Report.

11.8	Except where clause 11.9 applies:

(a)	the aggregate liability of each of the Directors for all claims under the Warranties, the Executive Directors for all claims under the Indemnity or the Covenantors (other than Insight and Insight Direct) for all claims under the Tax Indemnity or, in respect of any of them, for any other provision of this agreement, shall not exceed the amount set out opposite his name in part A or B (as the case may be) of schedule 1;

(b)	the aggregate liability of Insight and Insight Direct for all claims under the Warranties, the Indemnity and the Tax Indemnity or any other provision of this agreement shall not exceed the amount paid to Insight pursuant to clause 9.6(b);

(c)	no claims may be made against Insight, Insight Direct or any Director for any breach of the Warranties or Indemnity or any other provision of this agreement unless written notice of the claim (giving reasonable details of the circumstances giving rise to the claim) has been given by Baird to Insight, Insight Direct or that Director (as the case may be) before 5.00 p.m. on the date which is thirty (30) days after (but not including) the date of publication of the audited report and accounts of the Company for the year ending 31 December 2005;

(d)	Baird agrees with each of the Executive Directors that it will not seek to recover any sum pursuant to the Indemnity from any of such Directors unless it shall first have taken all reasonable steps (having regard to the facts and circumstances affecting the Company at the relevant time) to recover any such sum from the Company; and

(e)	no claim may be made against any of the Directors under the Warranties or the Indemnity (but for the avoidance of doubt, not the Tax Indemnity) unless the amount of the claim or claims (when taken together with all costs and expenses) exceeds in aggregate the sum of £100,000 provided that if the amount of the claim or claims (when taken together with all costs and expenses) exceeds £100,000, then Baird shall be entitled to recover the full amount and not just the excess over £100,000.

11.9	The limitations in clause 11.8 shall not apply in relation to any breach of Warranty or any other provision of this agreement resulting from fraud or wilful default on the part of the person for whose benefit the limitation would otherwise have applied.

11.10	The Indemnified Persons shall not be entitled to recover more than once against any party (whether under this agreement or the Selling Shareholders Agreement or otherwise) in respect of the same loss.

12.	INDEMNITY

12.1	No claim shall be made against an Indemnified Person by Insight, Insight Direct, the Company or any of the Directors to recover any damage, loss, cost or expense which any such person may suffer or incur (or claim to have suffered or incurred) by reason of or arising out of the carrying out or performance by Baird (or by an Indemnified Person on its behalf) of any of its obligations (or the exercise of rights) or the provision of services to the Company whether under this agreement or otherwise in connection with the Placing unless and only to the extent that such damage, loss, cost, charge or expense results from the negligence or wilful default of the relevant Indemnified Person or any breach by Baird of any of its obligations under this agreement or any of the Placing Documents or any breach by that Indemnified Person of its obligations under FSMA or the regulatory system (as set out in the FSA’s Handbook of rules and guidance) or is of such a nature that liability is not permitted to be excluded pursuant to FSMA or the regulatory system or otherwise.

12.2	Insight and Insight Direct jointly and severally, the Company, and each of the Executive Directors severally, undertakes with Baird to the fullest extent permitted by law to indemnify and hold harmless each Indemnified Person fully and effectively against all claims (whether or not successful, compromised or settled), actions, demands, proceedings, liabilities and judgments (each a “Claim”) which may be made, brought, threatened or established against an Indemnified Person in any jurisdiction by any subscriber, allottee, acceptor, placee or underwriter of any of the Placing Shares pursuant to the Placing or any subsequent buyer or transferee thereof or by any governmental agency or regulatory body or by any other person whatsoever and against all liabilities, losses, damages, costs, charges, expenses (including legal fees) and taxes (each a “Loss” and together “Losses") which an Indemnified Person may pay, suffer or incur in connection therewith (including, but not limited to, all Losses paid, suffered or incurred in investigating, seeking advice as to defending or disputing any such Claim and/or in establishing its right to be indemnified pursuant to this clause 12.2 and/or in seeking advice as to any such Claim or in any way related to or in connection with this indemnity or the Placing) and which in any such case is occasioned by or results from or is attributable to or would not have arisen but for (in each case whether directly or indirectly):

(a)	any breach, or alleged breach, by Insight, Insight Direct, the Company or any of the Directors of any of their respective obligations under this agreement or any breach of any of the Warranties; or

(b)	the Placing Documents not containing, or being alleged not to contain, all the information required by law or regulation (including, for the avoidance of doubt, the AIM Rules) to be contained therein or any statement contained in the Placing Documents, the Presentation or the Pricing Announcement being, or being alleged to be, untrue, inaccurate, misleading or defamatory in any respect or not based on reasonable grounds or any misrepresentation or alleged misrepresentation by whomsoever being contained or being alleged to be contained in the Placing Documents; or

(c)	any breach, or alleged breach, of the laws or regulations of any country in connection with the Placing or the distribution of the Placing Documents or any failure, or alleged failure, to comply with any such laws or regulations; or

(d)	the proper performance by or on behalf of Baird of any of its obligations (or exercise of rights) under this agreement or otherwise in connection with the Placing and the preparation and distribution of the Placing Documents; or

(e)	the issue or approval by Baird for the purposes of section 21 of FSMA of any financial promotion relating to the Company or in connection with the Placing; or

(f)	the sale and purchase of the Sale Shares and the allotment and issue of the Subscription Shares and the rescission of any contract to subscribe for or purchase any Placing Shares,

unless, in relation to an Indemnified Person and only to the extent that, such Claim or Loss results from the negligence or wilful default of the relevant Indemnified Person or any breach by Baird of its obligations under this agreement or breach by any Indemnified Person of its obligations under FSMA or the regulatory system (as set out in the FSA’s Handbook of rules and guidance). This indemnity is in addition to any rights that any Indemnified Person may have at common law or otherwise (including, but not limited to, any right of contribution) and any other liability which Insight, Insight Direct, the Company or any Executive Director may have to any Indemnified Person but shall have no effect to the extent it is prohibited under any applicable law or regulation.

12.3	Baird shall, promptly after becoming aware of any claim made or threatened against an Indemnified Person in respect of which indemnity may be sought pursuant to clause 12.2, notify the Company in writing thereof and enter into and thereafter maintain consultation with the Company on all material aspects of such claim.

12.4	All sums payable to any Indemnified Person under this clause 12 shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the person making payment shall pay such additional amount as shall be required to ensure that the net amount received by the relevant Indemnified Person will equal the full amount which would have been received by it had no such deduction or withholding been made.

12.5	If the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into any charge to tax (or into any computation of income, profits or gains for the purposes of any charge to tax) any sum payable to any Indemnified Person under this clause 12 then the amount so payable shall be grossed up by such amount as will ensure that after payment of the tax so chargeable, the relevant Indemnified Person shall retain a sum equal to the amount that it would otherwise have retained had no such tax been payable (additional payments being made on demand as may be necessary).

13.	TAXATION INDEMNITY

Each of the Covenantors hereby severally undertakes with the Company for itself and as trustee for each other member of the Group and, as a separate covenant, with Baird, that he will pay, discharge and indemnify the Company and each other member of the Group in the terms set out in schedule 3.

14.	WARRANTIES AND INDEMNITIES — GENERAL PROVISIONS

14.1	Each of the Warranties, the Indemnity and the Tax Indemnity shall remain in full force and effect notwithstanding the completion of the subscription of the Subscription Shares, the sale and purchase of the Sale Shares and the Placing.

14.2	Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatsoever which Baird or any other Indemnified Person may agree to or effect as regards one or more of the Company, the Directors, Insight or Insight Direct in connection with this agreement and, in particular (but without limitation), the Warranties, the Indemnity and the Tax Indemnity, shall not affect the rights of the Indemnified Person as regards any other of such parties.

14.3	Each of the Directors, Insight and Insight Direct hereby agrees that, if and to the extent that he or it (as the case may be) incurs any liability under the Warranties, the Indemnity or the Tax Indemnity, he or it (as the case may be) will not seek any contribution or seek to recover any sum from the Company or any other member of the Group in respect of such liability.

15.	TERMINATION

15.1	If at any time prior to Admission:

(a)	there shall develop, occur or come into effect any substantial change in national or international financial, industrial, economic, political, military, diplomatic or stock market conditions or currency exchange rates or controls or any outbreak or escalation of hostilities or any acts of terrorism or any change in financial markets or any calamity or crisis which, in the reasonable opinion of Baird, would be likely to prejudice materially the success of the Placing or which would make it impracticable or inadvisable to proceed with the Placing;

(b)	there shall have been an adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, prospects, management, financial or trading position, shareholders’ funds or results of the Company or any other member of the Group, whether or not arising in the ordinary course of business, which, in any such case, in the reasonable opinion of Baird, would be so material and adverse as to prejudice the success of the Placing or which would make it impracticable or inadvisable to proceed with the Placing;

(c)	Baird becomes aware (whether by receipt of a notification pursuant to clause 11.6 or otherwise) that any of the Warranties was untrue or inaccurate or misleading in any material respect when given and/or that any of the Warranties has become untrue or inaccurate or misleading in any material respect if such Warranties were to be repeated at any time prior to Admission by reference to the facts and circumstances from time to time subsisting; or

(d)	Insight, Insight Direct, the Company or any of the Directors, or any of the Sellers, shall fail in any material respect to comply with their respective obligations under this agreement or the Selling Shareholder Agreement (as the case may be); or

(e)	there occurs or arises a significant change affecting any matter required to be included, or a significant new matter which would have been required to be included, in the Admission Document by regulation 10 of the POS Regulations or by the AIM Rules requiring a Supplementary Admission Document to be published by or on behalf of the Company, then and in any such case Baird may in its absolute discretion by notice in writing to the Company to be served prior to Admission elect to terminate this agreement and its obligations hereunder.

15.2	If this agreement is terminated pursuant to clause 2.3 or if clause 15.1 applies, the obligations of Baird shall cease immediately and, except in relation to any breaches of any provision of this agreement prior to the date of such termination, no party shall have any claim against any other party for any costs, damages, compensation or otherwise under or in respect of this agreement except that:

(a)	the Company shall within two Dealing Days pay to Baird (without prejudice to the Company’s obligations under the Engagement Letter) any costs and expenses in respect of which Baird is entitled to be reimbursed pursuant to clause 10.4;

(b)	Baird shall within two Dealing Days return all moneys received from Placees pursuant to the Placing and arrange for the return of the Insight Sale Shares (if applicable), transfers and certificates referred to in clause 4.2 to Insight and each of the respective Sellers entitled thereto;

(c)	the Company shall cancel any instructions given to CRESTCo; and

(d)	the provisions of clauses 1, 12, 14 and 18 to 25 shall remain in full force and effect.

16.	ANNOUNCEMENTS AND INFORMATION

16.1	Subject to clause 16.2, the Company and each of the Directors hereby severally undertakes to Baird that none of them will at any time between the date of this agreement and the date on which Admission takes place make any public statement or communication regarding any member of the Group or the Placing or otherwise relating to the financial condition or trading or financial prospects of any member of the Group, whether in response to enquiries or otherwise, without the prior consent of a director of Baird, such consent not to be unreasonably withheld or delayed. Such consent will be deemed to have been given to any such statement given at a press conference organised or attended by a representative of Baird insofar as it is based on and is consistent with the information contained in the Admission Document.

16.2	The provisions of clause 16.1 shall not apply where a public statement or communication is required to be made under this agreement, by law or by the London Stock Exchange in which case the Company and the Directors agree so far as possible, to consult with Baird regarding the timing and content of such statement.

17.	TIME OF ESSENCE

Save as otherwise expressly provided, time is of the essence in respect of every obligation under this agreement and any agreement amending or substituting its terms.

18.	WAIVER

18.1	A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

18.2	No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.3	No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the parties.

18.4	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

19.	INVALIDITY AND SEVERABILITY

If any provision of this agreement is or becomes (whether or not pursuant to any judgement or otherwise) invalid, illegal or unenforceable in any respect under any law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision;

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way thereby.

19.2	If any provision of this agreement shall be held to be void or illegal, invalid or unenforceable, in whole or in part, for any reason whatsoever, such provision or part shall to that extent be deemed not to form part of this agreement but the legality, validity and enforceability of the remaining provisions of this agreement shall not be affected.

20.	NOTICES

20.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by facsimile or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of the Insight to:

Address:	1305 West Auto Drive
Tempe
Arizona, 85284
USA
Fax:	+1 480 760 7162
Attention:	Chief Financial Officer and General Counsel

In the case of the Company and the Directors (other than Robert Moya):

Address:	Technology Building
Terry Street
Sheffield
S9 2BU
Fax:	+44 870 703 8532
Attention:	Neil Comer/Ashok Makanji

In the case of Insight Direct and Robert Moya:

Address:	c/o Insight Direct
Alperton House
Bridgewater Road
Wembley
Middlesex HAO 1EH
Fax:	+44 208 403 6366
Attention:	Legal and Commercial Director (with a copy to the Managing Director)

In the case of Baird to:

Address:	Robert W. Baird Limited
Mint House
77 Mansell Street
London E1 8AF
Fax:	+44 20 7702 3134
Attention:	Shaun Dobson

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two Dealing Days after the date of posting;

(c)	if sent by air mail, five Dealing Days after the date of posting; and

(d)	if sent by facsimile, when despatched,

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00a.m. on the next Dealing Day.

20.2	A party may notify the other parties to this agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of clause 20.1 provided that such notification shall only be effective:

(a)	on the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Dealing Days after the date on which notice is given, the date falling five Dealing Days after notice of any such change has been given.

21.	COUNTERPARTS

21.1	This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

21.2	Delivery of an executed counterpart of a signature page by facsimile transmission shall take effect as delivery of an executed counterpart of this agreement. If such method is adopted, without prejudice to the validity of such agreement, each party shall provide the others with the original of such page as soon as reasonably practicable thereafter.

22.	ENTIRE AGREEMENT

22.1	Each of the parties acknowledges and agrees with the other parties that:

(a)	this agreement together with the Engagement Letter and the other documents referred to in this agreement (together the “Transaction Documents”) constitute the entire and only agreement and understanding between the parties in connection with the Placing and subject matter of the Transaction Documents; and

(b)	it has not been induced to enter into any Transaction Document in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been it unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

PROVIDED THAT the provisions of this clause 22.1 shall not exclude any liability which any of the parties would otherwise have to any other party or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

22.2	This agreement may be varied only by a document signed by all of the parties and expressly incorporating the terms of this agreement as varied into that document.

23.	ASSIGNMENT

No party to this agreement may assign, transfer or charge all or any of any other parties’ obligations nor any of its rights or benefits arising under this agreement without the prior written consent of all the other parties.

24.	RIGHTS OF THIRD PARTIES

24.1	Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against the Company under clauses 11 and 12 of this agreement provided that an Indemnified Person (other than Baird, and in respect of clause 12) must obtain the written consent of Baird (which Baird may give or refuse in its absolute discretion) before it may bring proceedings to enforce the terms of clause 12 and, save to the extent notified in writing by Baird to the relevant Indemnified Person, Baird (without obligation) shall have the sole conduct of any such action on behalf of the Indemnified Person.

24.2	Save as provided in clause 24.1, a person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

24.3	Notwithstanding the provisions of clause 24.1, any rights arising by virtue of the Contracts (Rights of Third Parties) Act 1999 may be rescinded or varied in any way or at any time by the parties to this agreement without the consent of any Indemnified Person.

25.	GOVERNING LAW AND JURISDICTION

25.1	This agreement (and any dispute, controversy or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

25.2	Each of the Company and the Directors irrevocably agree that the courts in England shall have jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement or its formation (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

25.3	Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (“Documents”) for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of Insight the address of the Company set out in this document (marked for the attention of the Legal and Commercial Director, with a copy to the Managing Director), or such other person and address in England and/or Wales as Insight shall notify Baird in writing from time to time. Nothing contained in this clause 25.3 affects the right to serve process in another manner permitted by law.

IN WITNESS whereof this agreement has been executed as a deed on the date first above written.

SCHEDULE 1

Part A — The Executive Directors

		(3)
(1)	(2)	Maximum liability
Name	Address	(Clause 10.7)
1. Lee Strafford	Technology House, Terry Street,	£280,000
	Sheffield, S9 2BU

2. Ashok Makanji	Technology House, Terry Street,	£200,000
	Sheffield, S9 2BU

3. Neil Comer	Technology House, Terry Street,	£200,000
	Sheffield, S9 2BU

Part B — The Non-Executive Directors

		(3)
(1)	(2)	Maximum liability
Name	Address	(Clause 10.7)
1. Kevin Adams	Technology House, Terry Street,	£120,000
	Sheffield, S9 2BU

2. Robert Moya	c/o Insight Direct, Alperton	£60,000
	House, Bridgewater Road,
	Wembley, Middlesex HAO 1EH

3. Michael Sherwin	Technology House, Terry Street,	£60,000
	Sheffield, S9 2BU

SCHEDULE 2

Warranties

1.	Admission Document

1.1	The information contained in the Admission Document is in accordance with the facts and all statements of fact contained in the Admission Document are true and accurate and are not misleading.

1.2	All statements, forecasts, estimates and expressions of opinion, intention or expectation contained in the Admission Document are fairly and honestly given, expressed or held and have been the subject of all reasonable care and attention and are fairly based upon facts within the knowledge of Insight, Insight Direct, the Company or any of the Directors and are made on reasonable grounds after due and proper consideration of all the information currently available to Insight, Insight Direct, the Company and the Directors.

1.3	There are no facts or considerations known to Insight, Insight Direct, the Company or any of the Directors which are not disclosed in the Admission Document and which by their omission would or might reasonably be considered to:

(a)	be likely to affect the import of the information contained therein; or

(b)	make any statement therein (whether of fact or opinion) inaccurate or misleading; or

(c)	invalidate or qualify any assumption made in support of any statement therein (whether of fact or opinion); or

(d)	be material for disclosure to Baird or a potential subscriber or purchaser of any of the Placing Shares.

1.4	The Admission Document contains all such information as, having regard to the matters referred to in regulation 9(3) of the POS Regulations, investors would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of:

(a)	the assets and liabilities, financial position, profits and losses and prospects of the Group; and

(b)	the rights attaching to the Ordinary Shares.

1.5	The Admission Document contains all items of information required to be included by the AIM Rules and the POS Regulations.

1.6	So far as the Warrantors are aware, all factual information supplied to Baird for the purposes of the Placing and the Admission Document was when given true and accurate and in accordance with the facts and not incomplete or misleading and all statements, forecasts, estimates and expressions of opinion, intention and expectation so supplied have been made after due and proper consideration, are fair and honest and represent reasonable expectations based on facts known to the Warrantors.

2.	Presentation

2.1	The information contained in the Presentation is in accordance with the facts and all statements of fact contained in the Presentation are true and accurate and are not misleading.

2.2	All statements, forecasts, estimates and expressions of opinion, intention or expectation contained in the Presentation are fairly and honestly given, expressed or held and have been the subject of all reasonable care and attention and are fairly based upon facts within the knowledge of Insight, Insight Direct, the Company or any of the Directors and are made on reasonable grounds after due and proper consideration of all the information currently available to Insight, the Company and the Directors.

2.3	There are no facts or considerations known to Insight, Insight Direct, the Company or any of the Directors which are not disclosed in the Presentation and which by their omission would or might reasonably be considered to:

(a)	be likely to affect the import of the information contained therein; or

(b)	make any statement therein (whether of fact or opinion) inaccurate or misleading; or

(c)	invalidate or qualify any assumption made in support of any statement therein (whether of fact or opinion).

3.	Financial Statements

3.1	The financial statements of the Group as at and for the three financial years ended on the Accounts Date as summarised in the Short Form Report:

(a)	have been prepared in accordance with the historical cost convention and generally accepted United Kingdom accounting principles, practices and standards (“UK GAAP”) consistently applied and comply with the Act; and

(b)	give a true and fair view of the state of affairs of the Group as at the end of each of the relevant financial periods and of the profit and loss for each such period; and

(c)	fairly set out the assets, liabilities and reserves of the Group and either make proper provision for or, where appropriate in accordance with generally accepted United Kingdom accounting principles, practices and standards, include a note in respect of all liabilities or commitments, whether actual, deferred or contingent of the Group as at the relevant dates.

3.2	Save as disclosed in the Long Form Report, the profits of the Group for the three financial years ended on the Accounts Date as shown in the Short Form Report and the trend of profits thereby disclosed have not resulted to a material extent from inconsistencies of accounting practice, the inclusion of non-recurring items of income or expenditure, transactions entered into otherwise than on normal commercial terms or any other factors rendering such profits for all or any of such periods abnormally high or low.

3.3	The estimates of turnover, gross profit and operating profit for the Company for the six months ended 30 June 2004 set out in Part III of the Admission Document have been prepared after due and careful enquiry by the Company and the Directors on the basis of the assumptions set out therein and on a basis consistent with the accounting policies adopted in relation to the preparation of the latest published and audited financial statements of the Group and the assumptions upon which such estimates are based are fair and reasonable and there are no facts known or which could on reasonable enquiry have been known to the Company or any of the Directors which have not been taken into account in the preparation of such estimates and which could reasonably be expected to have a material effect thereon.

4.	Current Financial Period

4.1	Since the Accounts Date:

(a)	each member of the Group has carried on its respective businesses in the ordinary and usual course;

(b)	save as disclosed in the Admission Document, there has been no material depletion in the net assets of the Group and there has been no material adverse change, nor, so far as the Warrantors are aware, any development likely to give rise to a material adverse change, in the financial or trading position or prospects of the Group (“Material Adverse Effect”);

(c)	save as disclosed in the Admission Document, no member of the Group has entered into any contract or commitment of a long term or unusual nature or which could involve an obligation of a material nature or magnitude which is material for disclosure;

(d)	save as disclosed in the Admission Document, no member of the Group has acquired or disposed of or agreed to acquire or to dispose of any business, company or asset or assumed or acquired any liability (including any contingent liability);

(e)	save as disclosed in the Admission Document, no dividends or other distributions have been, or have been treated as having been, declared, made or paid by any member of the Group; and

(f)	no member of the Group has been involved in any transaction which has resulted, or could result, in any liability for taxation otherwise than in the ordinary and usual course of trading.

5.	Financial Procedures

5.1	The Company has established procedures which provide a reasonable basis for the Directors to make proper judgements of the financial position and prospects of the Group.

6.	Working Capital

6.1	The cashflow and working capital projections the subject of the Working Capital Report have been prepared with all reasonable care and attention by the Company and the Directors on the basis of the assumptions set out in such projections and such assumptions are fair and reasonable and there are no facts known to Insight, Insight Direct, the Company or the Directors which have not been taken into account in the preparation of such projections and which could reasonably be expected to have a material effect thereon and all information supplied to Baird for the purpose of its examination and review of the working capital projections of the Group was when given true and accurate in all material respects and not misleading in any material respect.

6.2	The working capital available to the Group will, from the date of Admission, be sufficient for its present requirements, that is for at least the next 12 months from the date of Admission.

7.	Indebtedness

All of the Group’s term loans and overdraft facilities are in full force and effect. No event or circumstance has occurred or arisen or is likely to occur or arise which entitles any person, or would (with the giving of notice or the lapse of time or both) entitle any person to require payment of any such loan or facility in whole or in part prior to its stated date of maturity or to require security therefor or which would cause the lender’s commitment thereunder to be cancelled or reduced. All undrawn amounts under such facilities are capable of drawdown and all conditions precedent to such drawdown have been met. In relation to overdraft facilities the continued availability of which has been assumed for the purposes of the Working Capital Report, the Company has obtained appropriate comfort from the lenders providing such overdraft facilities as to the continued availability of such facilities over the Working Capital Period and copies of such comfort letters have been provided to Baird. There is nothing known to Insight, Insight Direct, the Company or the Directors that might give cause to believe that repayment might be demanded under such facilities or that any undrawn amount thereof might not be available for drawing. So far as Insight, Insight Direct, the Company and the Directors are aware, no person to whom any indebtedness for borrowed money of the Group which is payable on demand presently proposes to demand payment of, or security for, the same.

8.	Long Form and Reports

8.1	All information supplied by the Company and its subsidiaries or any of such person’s officers or employees to the Reporting Accountants for the purposes of their Long Form Report and/or the Short Form Report and/or the Working Capital Report and/or any of their other reports in connection with the Placing (collectively, the “Reports”), and in respect of any updates to such information was when supplied true and accurate in all material respects and no further information has been withheld the absence of which might reasonably have affected the contents of the Reports in any material respect.

8.2	All statements of fact set out in the Reports are true and accurate in all material respects and are not misleading in any material respect and no fact or matter has been omitted from the Reports which would be necessary to make the information therein not misleading in any material respect; and the Company and the Directors have read and do no disagree with the statements of opinion contained in, or the contents of, the Reports and (where relevant) the statements of opinion, intention or expectation attributed to the Company or the Directors in the Reports are accurate statements of the opinions, intentions or expectations held by the Company or the Directors (as the case may be) which are fairly based upon facts within the knowledge of the Company or the Directors (as the case may be) and have been made after due and careful enquiry.

8.3	All statements of fact set out in the Legal Due Diligence Report relating to the Group and its business, assets, properties and liabilities and matters relating thereto are true and accurate, no fact has been omitted therefrom (or information withheld) which is material for disclosure to Baird and no fact has been omitted the omission of which would make any statement of fact therein misleading in any material respect and the expressions of opinion, expectation and intention attributed to the Company, the Directors or Insight (as the case may be) therein are honestly held and either fairly based upon facts which are within their knowledge (having made all reasonable enquiries) or made on reasonable grounds after due and proper consideration of all of the information currently available to Insight, Insight Direct, the Company and the Directors.

8.4	All factual information and documentation supplied to Eversheds LLP for the purposes of the Legal Due Diligence Report were when given and remain true and accurate in all material respects and not misleading in any material respect.

9.	The Properties

9.1	The Group has no interest in any freehold property. No member of the Group is in breach of the terms of any lease in respect of the Properties and there is no fact or circumstance as a result of which the Company or any of its subsidiaries may be required to vacate the Properties or any of them or to cease to carry on any of the businesses which it presently carries on at the Properties.

9.2	The Properties comprise the only material properties owned or occupied by the Group.

9.3	So far as the Warrantors are aware, no member of the Group has any actual or contingent liability (whether as owner, former owner, or as tenant or former tenant, or as an original contracting party, or guarantor of any party, to any deed, document, lease or license connected therewith) in relation to any freehold or leasehold property, other than in respect of the Properties.

10.	Verification Notes

The information contained in the replies to the Verification Notes is true and accurate in all material respects and not misleading in any material respect and all expressions of opinion and expectation therein contained are honestly held and fairly based; such replies have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies and all such replies have been given in good faith.

11.	Insurances

11.1	The Directors and the Company believe that the Group is insured to adequate levels against all risks against which the Group might reasonably be expected to insure in the particular circumstances of the businesses carried on by each member thereof, all such insurances are in full force and effect and not void or voidable and there is no material insurance claim pending, threatened or outstanding against any member of the Group and all premiums due in respect of all insurances have been duly paid.

11.2	Insight, Insight Direct, the Company and the Directors have read and do not disagree with the statements of opinion contained in the Insurance Brokers’ Letter. All information supplied by the Company and its subsidiaries or any of such person’s officers or employees to the Company’s insurance brokers for the purposes of the Insurance Brokers’ Letter was when supplied true and accurate in all material respects and no further information has been withheld the absence of which might reasonably have affected the contents of the Insurance Brokers’ Letter in any material respect.

12.	Defaults

No member of the Group is (i) in violation of its memorandum or articles of association or (ii) in default in the performance of any obligation, agreement, covenant or condition contained in any contract, document of title, bond, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any other member of the Group is a party or by which the Company or any other member of the Group may be bound, or to which any of their properties or assets is subject (collectively, “Agreements or Instruments”), or (iii) in violation of or has violated any applicable law, statute, rule, regulation, judgement, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or its subsidiary or any of their respective assets or properties, except for such defaults under any Agreements or Instruments, or violations that would not result in, a Material Adverse Effect.

13.	Insolvency

No member of the Group nor Insight Direct has taken any action nor, so far as the Warrantors are aware, have any other steps been taken or legal proceedings started or threatened against any member of the Group or Insight Direct for its administration, winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of an administrative receiver, an administrator or a receiver, trustee or similar officer of it or any of its properties, revenues or assets nor have any orders been made for any of the foregoing.

14.	Effect of the Placing on Group Obligations

Neither the creation, allotment or issue of the Placing Shares nor their admission to AIM nor the performance of this agreement by the Company will infringe any borrowing limits, powers or restrictions of, or the terms of any contract, indenture, security, obligation, commitment or arrangement binding upon the Company or any member of the Group or any of its or their respective properties, revenues or assets or result in the implementation of any right of pre-emption or any other material provision thereof.

15.	Licences and Intellectual Property

15.1	Save as disclosed in the Legal Due Diligence Report, each member of the Group has obtained all material licences, permissions, authorisations and consents required for the carrying on of its business as presently conducted and such licences, permissions, authorisations and consents are in full force and effect and, so far as the Warrantors are aware, there are no circumstances which indicate that any of such licences, permissions, authorisations or consents may be revoked or not renewed or withdrawn or (except to an immaterial or beneficial extent) amended, in whole or in part, in the ordinary course of events.

15.2	Save as disclosed in the Legal Due Diligence Report, the Group has taken all steps reasonably necessary to protect all intellectual property rights currently used by the Group which are material to its business and which are, or could through registration or the taking of any other steps become, its property and all agreements whereby any member of the Group is authorised to use any such intellectual property rights are in full force and effect and all fees and royalties due thereunder have been paid and, so far as the Warrantors are aware, no event has occurred or is about to occur which would or could entitle any third party to terminate such agreements prematurely nor, so far as the Company is aware, has there been any infringement by any member of the Group of intellectual property rights held by third parties. For the purposes of this paragraph 16.2, the expression “intellectual property rights” shall mean patents, registered designs, trade marks and service marks (whether registered or not), trade names, copyright, design right and all similar property rights including those subsisting (in any part of the world) in inventions, designs, drawings, performances, computer programs, semi-conductor topographies, confidential information, business names, goodwill and the style of presentation of goods or services and any applications for the protection thereof.

15.3	So far as the Warrantors are aware, no member of the Group is or has been a party to or is or has been concerned, in any agreement, or arrangement or conducted itself (whether by omission or otherwise) in a manner which infringes the Chapter I prohibition and/or the Chapter II prohibition of the Competition Act 1998 or Articles 81 or 82 of the Treaty establishing the European Economic Community or their equivalent provisions under the European Economic Area Agreement.

15.4	Save as disclosed in the Legal Due Diligence Report, the Company has not been notified (orally or in writing) that any of the intellectual property rights owned by the Group are under challenge or attack by any third party or competent authority and in respect of all the intellectual property rights owned by the Group which had been registered and continued to be registered, all renewal fees and steps reasonably required for the maintenance or prosecution of such rights have been paid or taken.

16.	Litigation and Labour Disputes

16.1	Save as disclosed in the Admission Document or the Legal Due Diligence Report, no member of the Group nor any Director nor any person for whom any member of the Group is or, so far as the Warrantors are aware, may be vicariously liable has any claim outstanding against them or is engaged in or has been engaged in any legal or arbitration or similar proceedings which, individually or collectively, are of material importance and no such legal or arbitration or similar proceedings are threatened or pending nor, to the best of the knowledge, information and belief of the Directors, are there any circumstances which are likely to give rise to any such legal or arbitration or similar proceedings; for this purpose “similar proceedings” includes any civil or criminal proceedings and any action by any governmental, public or regulatory authority (including any investment exchange and any authority or body which regulates investment business or takeovers or which is concerned with mergers or taxation matters) which did or could result in public censure.

16.2	Save as disclosed in the Legal Due Diligence Report, no labour dispute with the employees of the Company or any member of the Group exists or, so far as the Directors are aware, is imminent and the Directors are not aware of any existing or imminent labour disturbance by the employees of any member of the Group.

17.	Pension Schemes

17.1	Save as disclosed in the Long Form Report or the Legal Due Diligence Report, the Group is not paying, and is not under any liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

18.	Absence of Minority Interests

Save as disclosed in the Admission Document the Company (or another member of the Group) is the beneficial owner free from all encumbrances of the whole of the issued share capital of each of the other members of the Group.

19.	Options

Save as disclosed in the Admission Document there are in force no options or other agreements which call for the issue of or accord to any person the right to call for the issue of any shares or other securities in the capital of the Company or any of its subsidiary undertakings now or at any time hereafter.

20.	Rights of Existing Shareholders

Save as disclosed in the Admission Document, none of the shareholders of the Company have any rights, in their capacity as such, in relation to any member of the Group other than as set out in the articles of association of the Company which would be material for disclosure in the context of the Placing.

21.	Conflicts of Interest

The Admission Document contains all information concerning any foreseeable, actual or potential conflicts of interest between the Group and any Director or any company of which any Director is a director or in which he has a material interest and all statements contained in the Admission Document concerning such conflicts or concerning the future relationship between such Director or any of such companies are truly and honestly made and are not misleading and there are no other facts concerning the same the omission of which makes any statement therein false or misleading in any respect.

22.	Capacity

22.1	Insight Direct, the Company and its subsidiary have been duly incorporated under the laws of England and Wales and have the requisite power and authority to own, lease and operate their respective properties and the Company has the requisite power and authority to conduct its business as described in the Placing Documents.

22.2	The Company has the power and has taken all corporate action required to create, allot and issue the Placing Shares in the manner proposed and to enter into and perform this agreement and all authorisations, approvals, consents and licences required for the allotment and issue of the Placing Shares and the entering into of this agreement by the Company have been obtained and remain in full force and effect.

23.	Compliance with UK Securities Laws

The Admission Document and the Pricing Announcement contain all information required by, and the allotment and issue of the Placing Shares and the issue of the Pricing Announcement and the issue and distribution of the Admission Document in the manner proposed will comply with, the Act, the FSMA, the AIM Rules, the rules and regulations of London Stock Exchange and all other applicable laws, rules and regulations of the United Kingdom and all other relevant jurisdictions.

24.	Subscription Shares

The Subscription Shares will, upon allotment, be free from all claims, mortgages, charges, pledges, liens, encumbrances and equities and any third party rights or interests (legal or equitable) or restrictions of any nature whatsoever and will, save as provided in the Admission Document, rank pari passu in all respects with the Ordinary Shares in the issued share capital of the Company.

25.	Tax

25.1	Each member of the Group has, within any applicable time limit, paid all tax which it has become liable to pay, duly made all returns, given all notices and supplied all other information required to be made, given or supplied to any tax authority, and all such returns, notices and information were and remain true and accurate in all material respects and were made on a proper basis and no member of the Group is involved in any dispute with, or subject to any investigation by, any tax authority and, so far as the Directors are aware, there are no facts or circumstances which are likely to give rise to any such dispute or investigation.

25.2	All payments made by any member of the Group to any person which ought to have been made under deduction of tax have been so made and the Group has, where appropriate, duly accounted to the relevant tax authority for such tax.

25.3	Save as disclosed in the Long Form Report, each member of the Group is, to the extent required, registered for the purposes of value added tax and has complied with the terms of value added tax legislation in all material respects.

25.4	All national insurance contributions and sums payable to the Inland Revenue under the PAYE system, due and payable by any member of the Group, have been paid.

25.5	No member of the Group is, nor at any time has been, a close company for the purposes of UK tax.

26.	Directors

The Directors are all the directors of the Company and there is no other person who is or could be deemed to be a shadow director of the Company within the meaning of section 741 of the Act.

27.	Environmental Matters

So far as the Warrantors are aware, each member of the Group has at all times complied in all material respects with all laws concerning environmental and health and safety matters, is in possession of all relevant consents, or other authorisations (together the “consents”) and has complied in all material respects with the conditions therein, and there are no facts or circumstances of which the Directors are aware entitling a regulatory agency to revoke, vary or not renew any of the consents; no member of the Group is required to make any material investment under the terms of any of the consents or the terms of any relevant legislation in order to renew any of the consents or maintain the same in full force and effect.

28.	US Securities Laws

28.1	The company is a “foreign issuer” as defined in Rule 902(e) under Regulation S) that reasonably believes there is no “substantial US market interest” (as defined under Rule 902(j) under Regulation S) in any of the Company’s securities that are the same class as the Placing Shares.

28.2	None of the Company, any subsidiary undertaking or the Company or any person acting on its or their behalf has engaged or will engage in any “direct selling efforts” (as defined in Rule 902(c) under Regulation S) with respect to the Placing Shares.

28.3	None of the Company, any subsidiary undertaking or any person acting on its or their behalf has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of any securities of the same or similar class as the Placing Shares under circumstances that would require the Placing Shares to be registered under the Securities Act.

29.	General

Eversheds LLP have explained to the Directors the nature of the responsibilities and obligations of directors of a company whose securities are traded under the AIM Rules and each Director has received and read a copy of a memorandum prepared by Eversheds LLP summarising such responsibilities and obligations.

SCHEDULE 3

Tax Indemnity

1.1	Subject to paragraph 1.2 and unless the context otherwise indicates, words, expressions and abbreviations defined in this agreement shall have the same meanings in this schedule and any provisions of this agreement concerning matters of construction or interpretation shall mutatis mutandis apply to this schedule.

1.2	The following words, expressions and abbreviations used in this schedule shall, unless the context otherwise requires, have the following meanings:

“Accounts” means the audited balance sheet and profit and loss account of each of the Company and its subsidiaries as at, and for the financial period ended on, the Accounts Date;

“Accounts Relief” means any Relief to the extent that the same has either been shown as an asset of the Company or the relevant subsidiary in the Accounts or been taken into account in computing, and so reducing or extinguishing any provision for deferred Tax which appears, or would otherwise have appeared, in the Accounts;

“Claim for Tax” means:

(a)	any claim, assessment, demand, notice, determination or other document issued or action taken by or on behalf of any Tax Authority or any other person by virtue of which the Company or any of the subsidiaries is or may have a Tax Liability; and/or

(b)	any self-assessment made by the Company or any of the subsidiaries in respect of any Tax Liability which it considers that it is or may become liable to pay;

“Covenantors” means Insight, Insight Direct and the Executive Directors;

“Connected Person” in relation to any Covenantor means any person connected to that Covenantor as determined by section 839 of the Income and Corporation Taxes Act 1988 and/or any associate of that Covenantor as defined in section 417 of that Act;

“Event” means every event, act, omission, default, occurrence, circumstance, transaction, dealing or arrangement of any kind whatsoever done or omitted to be done by the Covenantors or the Company or any of the Subsidiaries or which in any way concerns or affects the Company or any of the Subsidiaries whether or not done or omitted to be done by the Company or any of the Subsidiaries or the Covenantors;

“income profits or gains” includes any other measure by reference to which Tax is computed;

“Instalment” means any payment which is or becomes due and payable by the Company in accordance with Instalment Payments Regulations;

“Instalment Payments Regulations” means the Corporation Tax (Instalment Payments) Regulations 1998 [SI 1998/3175];

“Relief” means any allowance, credit, exemption, deduction or relief (including without prejudice to the generality of the foregoing loss relief) from, in computing, against or in respect of Tax or any right to the repayment of Tax;

“Subsidiaries” means the subsidiary undertakings of the Company;

“Tax” means any tax, and any duty, impost, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty or interest connected therewith, including

(without prejudice to the foregoing) corporation tax, advance corporation tax, income tax, national insurance and social security contribution, capital gains tax, inheritance tax, capital transfer tax, petroleum revenue tax, value added tax, customs excise and import duties, stamp duty, stamp duty land tax, stamp duty reserve tax, capital duty, and any other payment whatsoever which the Company or any of the Subsidiaries is or may be or become bound to make to any person as a result of any taxation statute in each case irrespective of whether the same is chargeable directly or primarily to the Company or any of the Subsidiaries or whether an amount in respect thereof is recoverable from any other person but excluding water rates and any other charges for the use of utilities, business property rates and other rates or charges relating to the use or occupation of property;

“Tax Authority” means any authority, whether of the United Kingdom or elsewhere competent to impose, assess or collect tax;

“Tax Liability” means:

(a)	any liability of the Company to make an actual payment of Tax, including an Instalment, or in respect of Tax (including in relation to a group payment arrangement entered into in accordance with section 36 of the Finance Act 1998), in which case the amount of the Tax Liability shall be the amount of the actual payment;

(b)	the loss, non-availability or reduction of any Accounts Relief, in which case the amount of the Tax Liability shall be the amount of Tax paid by the Company which would not have been paid but for such loss, non-availability or reduction; or

(c)	the use by the Company of any Accounts Relief to reduce or eliminate any liability of the Company to make an actual payment of Tax in which case the amount of the Tax Liability shall be the amount of Tax saved by the Company as a result of the use of the Relief in question.

“taxation statutes” means all statutes, and all foreign laws, decrees, orders and regulations, providing for or imposing any Tax.

1.3	References to income, profits or gains being earned, accrued or received before a particular date shall include deemed income profits or gains treated as earned, accrued or received prior thereto.

2.	Indemnity

2.1	Subject to paragraph 2.2, each Covenantor for himself and his legal and personal representatives hereby severally covenants with Baird and, as a separate covenant, with the Company (for itself and as trustee for the Subsidiaries) to indemnify the Company and each of the Subsidiaries against:

(a)	any Tax Liability in respect of, by reference to or in consequence of:

(i)	any failure by that Covenantor or any Connected Person of that Covenantor (other than the Company) to discharge any liability for Tax, or the death, dissolution, liquidation or winding-up of any such person, where the Tax Liability would not have arisen but for an Event occurring or period ending on or before Admission;

(ii)	income, profits, gains, emoluments or benefits belonging to, beneficially owned or enjoyed by that Covenantor or any Connected Person of that Covenantor (other than the Company) and which are attributable to any Event occurring or period ending on or before Admission, excluding any liability which can properly and fully be discharged out of moneys deducted for the purpose from sums payable or paid by the Company or a Subsidiary, but including any increased liability to Tax of the Company or any of the Subsidiaries attributable to the cost of any emoluments or benefits not being allowable as a deduction in computing profits for Tax purposes, and including (for the avoidance of doubt) any liability to Tax arising in respect of any distribution or deemed distribution by the Company or any Subsidiary (whether within section 209, 418 or 419 of the Taxes Act 1988 or otherwise);

(iii)	the application of chapter I of part XVII of the Taxes Act 1988 (cancellation of tax advantage resulting from transactions in securities) in relation to any transaction effected on or before Admission (whether the tax advantage has been obtained or is obtainable in consequence of that transaction alone, or that transaction together with another transaction or other transactions) from which that Covenantor or any Connected Person of that Covenantor (other than the Company) derived any benefit or tax advantage or realised any profit or gain;

(iv)	the application of section 776 of the Taxes Act 1988 (artificial transactions in land) in respect of profits or gains not actually accruing to the Company or any of the Subsidiaries in respect of any transactions entered into on or before Admission from or in connection with which that Covenantor or any Connected Person of that Covenantor (other than the Company) derived any benefit or tax advantage or realised any profit or gain;

(v)	any chargeable transfer or other transfer of value (actual, deemed or notional) for the purposes of the Inheritance Tax Act 1984 made or treated as made at any time on or before Admission by or to the Covenantor or any Connected Person of that Covenantor (other than the Company) (and for the avoidance of doubt such indemnity shall extend to the imposition or effect of any Inland Revenue charge pursuant to section 237 of that Act);

(vi)	the Company or any of the Subsidiaries ceasing or having ceased to be associated with that Covenantor or any Connected Person of that Covenantor (other than the Company) before Admission;

(vii)	the disposal of any asset (including trading stock) on or before Admission in circumstances where (and only to the extent that) the consideration actually received (if any) for such disposal is less than the consideration deemed to have been received for tax purposes which relates to a transaction or event from or in connection with which that Covenantor or any Connected Person of that Covenantor (other than the Company) derived any benefit or tax advantage or realised any profit or gain;

(viii)	any liability of the Company or any of the Subsidiaries under chapter II of part XI of the Taxes Act 1988 (loans to participators etc) which relates to a transaction or event from or in connection with which the Covenantor or any Connected Person of that Covenantor (other than the Company) derived any benefit or tax advantage;

(ix)	any liability of the Company or any of the Subsidiaries pursuant to section 418 of the Taxes Act 1988 arising as a result of any expense incurred by the Company or any of the Subsidiaries on behalf of the Covenantor or any Connected Person of that Covenantor (other than the Company) or the provision of any benefit to the Covenantor or any Connected Person of that Covenantor (other than the Company) at any time before Admission; and

(x)	any liability of the Company or any of the Subsidiaries under section 69 or section 282 of the Taxation of Chargeable Gains Act 1992 (recovery of capital gains tax or corporation tax on chargeable gains from beneficiary under trust or donee of gift) in respect of the transfer of an asset or the proceeds of sale of an asset (or any part of any asset by way of gift) in any case to the Covenantor or any Connected Person of that Covenantor (other than the Company) on or before Admission;

(b)	all costs and expenses incurred or payable by the Company or any of the Subsidiaries or Baird in connection with any claim under this schedule.

2.2	The indemnities contained in paragraph 2.1 of this schedule shall not cover any Tax Liability to the extent that:

(a)	provision or reserve in respect thereof has been made in the Accounts; or

(b)	it arises or is increased by reason of any change in law (including an increase in rates of Tax) or in the published practice of any Tax Authority first announced or enacted after Admission with retrospective effect; or

(c)	it has been disclosed in the Admission Document; or

(d)	it was discharged on or before Admission and the discharge of such Tax Liability was taken into account in the Accounts; or

(e)	payment has already been made by the Covenantors in respect of it under this schedule 3 or for breach of any Warranty.

2.3	All sums payable by any Covenantor under this schedule shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event or in the event that the Company or any of the Subsidiaries shall incur any liability for Tax chargeable or assessable in respect of any payment pursuant to this schedule, that Covenantor shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Company or the Subsidiary in question (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to tax been incurred and:

(a)	in applying this paragraph 2.3 no account shall be taken of the extent to which any liability for Tax may be mitigated or offset by any Relief available to the Company or the Subsidiary in question so that where such Relief is available the additional amount payable hereunder shall be the amount which would have been payable in the absence of such availability; and

(b)	if following the payment of an additional amount under this paragraph 2.3 the Company or the Subsidiary in question subsequently obtains a saving in Tax or a repayment in respect of the deduction, withholding or liability for Tax giving rise to such amount (other than a reduction in Tax which would have given rise to a claim under this schedule or been taken into account in a claim for damages under the Warranties) the Company or the Subsidiary in question shall pay to that Covenantor a sum equal to the amount of such repayment or saving (in both cases to the extent only of the said additional amount) such payment to be made within 14 days of the receipt of the repayment or the reduction of Tax due and payable as the case may be.

3.	Timing

3.1	Where the Covenantors become liable to make any payment pursuant to paragraph 2, the due date for the making of that payment (the “Due Date”) shall be the later of the date falling seven days after the date of demand to the Covenantors and:

(a)	insofar as the claim arises in respect of a Tax Liability involving the payment of one or more Instalments, in the case of each Instalment, the date falling seven days before the date on which that Instalment becomes due and payable in accordance with the Instalment Payments Regulations;

(b)	insofar as the claim arises in respect of any Tax Liability involving an actual payment of Tax but not falling within paragraph 3.1(a), the date falling seven days before the last day on which a payment of Tax may be made by the Company without incurring any liability to interest and/or penalties;

(c)	insofar as the claim arises in respect of a Tax Liability:

(i)	which relates to the loss, non-availability or reduction of a repayment of Tax, the date falling seven days before the day on which such repayment (or increased repayment) of Tax would have been due and for this purpose it shall be assumed that the repayment would have become due at the earliest possible date;

(ii)	which relates to the loss, non-availability or reduction of any Accounts Relief other than a repayment of Tax, the date falling seven days before the date on which the Company becomes due to pay any Tax which it would not, but for such loss, non-availability or reduction have had to pay.

3.2	If any sum due under paragraph 2 of this schedule is not paid by the Covenantors by the later of the Due Date the same shall carry interest (from such later date until the date of payment) at the rate of two per cent. over base rate for the time being of National Westminster Bank Plc (or in the absence of such rate at such equivalent rate as Baird shall select) save that interest shall not start to run in respect of any payments of Tax falling within paragraph 3.1(a) above until seven days before the day on which the Company or the Subsidiary in question makes the payment of Tax due.

4.	Right to Reimbursements and Credits

4.1	Subject to paragraph 4.3, in calculating amounts due from the Covenantors under this schedule no account shall be taken of any entitlement of the Company or any of the Subsidiaries to make any recovery in respect of that amount or the circumstances giving rise to the same from some other person or of any Relief or other benefit which may become available to the Company or any of the Subsidiaries in consequence of the Tax Liability in question or the circumstances giving rise to the same.

4.2	If the Company or any of the Subsidiaries is or becomes entitled to recover from some other person (not being the Company or any Subsidiary but including, inter alia, any Tax Authority) any amount in respect of the Tax Liability resulting in a payment by the Covenantors under this schedule, then, if so required by the Covenantors and if the Covenantors shall undertake to pay all costs and expenses incurred by the Company or any of the Subsidiaries and shall provide reasonable security for the same, shall take all reasonable steps to enforce or procure that the Company or the Subsidiary so entitled shall enforce that recovery (keeping the Covenantors fully informed of progress) and shall apply the same in accordance with paragraph 4.3.

4.3	If the Company or the Subsidiary in question receives:

(a)	a recovery as mentioned in paragraph 4.2; or

(b)	a benefit being either a reduction in Tax due and payable or any increased repayment of Tax in either case as a result of credit being obtained for a Tax Liability giving rise to a claim under the terms of this schedule (other than a reduction in a liability to Tax which would otherwise have itself given rise to a payment hereunder or been taken into account in a claim for damages under the Warranties), then the Company or the Subsidiary in receipt thereof shall promptly pay to the Covenantors an amount equal to so much of the benefit received or sum recovered (less any Tax paid by the recipient in respect thereof) as does not exceed the amount which the Covenantors paid in respect of the Tax Liability in question (together with so much of any interest or repayment supplement paid to the recipient of the recovery or benefit in respect thereof as corresponds to the proportion of the recovery or benefit accounted for under this paragraph 4.3, less any Tax thereon).

4.4	Where any recovery or benefit is accounted for under paragraph 4.3:

(a)	the amount of the payment originally made by the Covenantors under paragraph 2 shall be treated as reduced for all purposes of this schedule (including any further application of this paragraph 4) and of the agreement; and

(b)	the same shall not prejudice the right of the Company or any of the Subsidiaries to make further recoveries under this schedule whether in respect of matters to which the original claim related or otherwise.

5.	Resistance of Claims

5.1	Without prejudice to the indemnities contained in paragraph 2.1, if the Company or any of the Subsidiaries becomes aware of any matter or circumstance or of any Claim for Tax or receives any Claim for Tax which may result in a claim against the Covenantors under this schedule, the Company or the Subsidiary concerned shall give notice thereof to the Covenantors giving reasonable details (including the amount) thereof as soon as reasonably practicable and shall (except where an allegation of fraud or wilful default or neglect is made) take such appropriate action as the Covenantors may reasonably request to dispute, resist, appeal, postpone, compromise or defend the matter or Claim for Tax at the expense of the Covenantors PROVIDED THAT:

(a)	neither the Company nor the Subsidiary concerned shall be required to take any action unless each of the Company and the Subsidiaries is indemnified and secured to their satisfaction against all losses (including additional Tax liabilities, costs, damages and expenses) which may thereby be incurred;

(b)	neither the Company nor the Subsidiary concerned shall be required to take any action which consists of a hearing before any tribunal or court of law requested by the Covenantors unless they have been advised by leading independent tax counsel acceptable to the Company or the Subsidiary concerned in its reasonable discretion, after disclosure of all relevant documentation, that it is reasonable to take such action;

(c)	neither the Company nor the Subsidiary concerned shall be requested by the Covenantors to take any action to resist, settle or compromise the claim in question which action the Company considers likely materially to affect adversely the future liability of the Company or any of the Subsidiaries to Tax; and

(d)	neither the Company nor the Subsidiary concerned shall be obliged to appeal against any assessment, notice, demand or decision or take any other action requested by the Covenantors in relation thereto, if having given the Covenantors written notice of receipt thereof in accordance with the foregoing, neither the Company nor the Subsidiary concerned has within 21 days thereafter received instructions in writing from the Covenantors to do so, and in such circumstances the Company or the Subsidiary concerned shall be free to satisfy or settle the relevant claim on such terms as it may in its absolute discretion think fit.

6.	Time Limit

The Covenantors will not be liable under this schedule 3 or for breach of any Warranty in respect of a Tax Liability of the Company unless within seven years after the date of this Agreement the Company or any of the Subsidiaries has given notice to the Covenantors of any Claim relating to such Tax Liability or of any Event which may give rise to such a claim.

SCHEDULE 4

Confirmation Letter

To:	Robert W. Baird Limited
Mint House
77 Mansell Street
London E1 8AF
For the attention of: Shaun Dobson

2004

Dear Sirs,

PLACING OF • ORDINARY SHARES

We refer to the placing agreement between us dated • 2004 relating to the above-mentioned Placing (the “Placing Agreement”). Words and expressions defined in the Placing Agreement have the same meanings herein.

We hereby confirm to you as follows:

1.	each of the conditions referred to in paragraphs (a) to (d) (inclusive) and (f) to [(g)] (inclusive) of clause 2.1 of the Placing Agreement has been fulfilled in accordance with its terms;

2.	London Stock Exchange has granted permission for the whole of the ordinary share capital of the Company, issued and to be issued pursuant to the Placing to be admitted to trading on AIM (subject only to allotment);

3.	we have complied with our respective obligations under the Placing Agreement to the extent that the same fall to be performed prior to Admission; and

4.	none of the Warranties was untrue or inaccurate or misleading at the date of the Placing Agreement or has become untrue or inaccurate or misleading by reference to the facts and circumstances subsisting at the date hereof.

Yours faithfully,

[Director/Officer], duly authorised,	[Director/Officer], duly authorised
for and on behalf of	for and on behalf of
Paris plc	Insight Enterprises Inc.

[Director/Officer], duly authorised,
for and on behalf of
Insight Direct (GB) Limited

[Director]	[Director]

SCHEDULE 5

Documents

1.	Insight, the Company and the Directors shall procure that the following documents are delivered to Baird immediately after the execution of this agreement (or as soon thereafter as Baird shall agree):

1.1	two copies of Admission Document signed by each Director or by his agent or attorney duly authorised in writing (together with the original of any such authorisation and such number of certified copies thereof as Baird may reasonably require);

1.2	two original signed copies of the Short Form Report and two original signed copies of the Statement of Adjustments;

1.3	two original signed copies of the Long Form Report;

1.4	two original signed copies of the Working Capital Report;

1.5	two original signed copies of the report prepared by the Reporting Accountants addressed to Baird reviewing the estimates of the turnover, gross profit and operating profit for the Company for the six months ended 30 June 2004 set out in Part III of the Admission Document;

1.6	the original signed copy of the Legal Due Diligence Report addressed to the Company and Baird;

1.7	a certified copy of the duly executed Resolution and a certified copy of the certificate of incorporation of re-registration of a Company as a public limited company dated 7 July 2004;

1.8	two original signed copies of the written consent of the Reporting Accountants to the inclusion in the Admission Document of the Short Form Report and the references thereto and to their name in the form and context in which they are included;

1.9	two original signed copies of the engagement letter dated as of the date of this agreement between the Company, Baird and the Reporting Accountants;

1.10	two original signed copies of the comfort letters from the Reporting Accountants in the form required by the engagement letter referred to in paragraph 1.9 above in connection with, inter alia, the working capital of the Group, no significant change in the financial or trading position of the Group, financial reporting procedures, pro forma financial information, financial extraction, financial projections, responsibilities and tax comfort;

1.11	two copies of the agreement between Insight and those persons who are entitled to participate in the Insight Incentive Scheme (as defined in the Admission Document), duly executed by the relevant parties thereto;

1.12	one copy of the Verification Notes duly signed by or on behalf of each of the persons named therein as being responsible for the replies to any of the questions contained therein;

1.13	one original signed copy of the Insurance Brokers’ Letter;

1.14	original signed responsibility statements and powers of attorney executed by each Director in the form previously approved by Baird;

1.15	a certified copy of a letter from Eversheds LLP to Baird dated on or about 7 July 2004 in connection with the use of the name “PlusNet”;

1.16	one certified copy of the minutes of the meeting of the Directors at which, inter alia, resolutions were passed approving and authorising the issue of the Placing Documents, authorising the execution of this agreement by the Company, conditionally allotting the Subscription Shares, approving the transfer of the Sale Shares and adopting the Dealing Code and, if the resolution of the Directors as aforesaid is a resolution of a committee of the board of Directors, a certified copy of the resolution of the board of Directors appointing such committee;

1.17	one certified copy of the minutes of the meeting of the directors of Insight at which, inter alia, resolutions were passed approving the execution of this agreement and approving the transfer of the Insight Sale Shares and the transfer to the Sellers (prior to Admission) of the other Sale Shares pursuant to the exercise of their respective options over such shares, and if the resolutions as aforesaid are resolutions of a committee of the board of directors of Insight, a certified copy of the resolution of the board of directors of Insight appointing such committee;

1.18	one certified copy of the memorandum and articles of association of the Company;

1.19	one certified copy of the rules of the Company’s new share option scheme;

1.20	one certified copy of each of the service agreements described in Part VI of the Admission Document;

1.21	one certified copy of each of the letters of appointment for the Non-Executive Directors described in Part VI of the Admission Document;

1.22	one certified copy of each of the Assignment, Software Agreement, Tax Sharing Agreement, lease and licence as such terms are defined in the minutes of the meeting of the directors of the Company held on 7 July 2004;

1.23	one original signed copy of the Nominated Adviser Agreement;

1.24	one original signed copy of the Relationship Agreement;

1.25	one original signed copy of the Orderly Marketing Deeds;

1.26	one original signed copy of a letter from the Directors to Baird confirming the sufficiency of information contained in the Admission Document;

1.27	one original signed copy of a letter from Eversheds LLP in respect of the matters contemplated by rule 37 of the AIM Rules;

1.28	one original signed copy of the application for admission to AIM in the appropriate form issued by the London Stock Exchange;

1.29	two original signed copies of a letter from the Company addressed to Baird confirming that the working capital available to the Group is sufficient for its present requirements in the agreed form;

1.30	two certified copies of the share certificate for the Ordinary Shares; and

1.31	all such further information and documentation (including copies of documents stated in the Admission Document as being available for inspection) as Baird may require in connection with the matters referred to in this agreement and the Placing.

Executed as a deed by	)
PLUSNET PLC	)
acting by:	)

Director /s/ LEE STRAFFORD

Director/Secretary /s/ ASHOK MAKANJI

Executed as a deed	)
by INSIGHT DIRECT (GB))
LIMITED	)
acting by:

Director /s/ STANLEY LAYBOURNE

Director/Secretary /s/ JET GOLIA

Executed as a deed	)
by INSIGHT ENTERPRISES	)	/s/ STANLEY LAYBOURNE
INC.	)
acting by:

Executed as a Deed	)
by LEE STRAFFORD	)	/s/ LEE STRAFFORD
in the presence of:	)

Nick Bryans
Solicitor
5 Appold Street
London EC2

Executed as a Deed	)
by ASHOK MAKANJI	)	/s/ ASHOK MAKANJI
in the presence of:	)

Emma Millar
Trainee Solicitor
Senator House
85 Queen Victoria Street
London EC4

Executed as a Deed	)
by NEIL COMER	)	/s/ NEIL COMER
in the presence of:	)

Emma Millar

Executed as a Deed	)
by KEVIN ADAMS	)	/s/ KEVIN ADAMS
in the presence of:	)

Nick Bryans
Solicitor
5 Appold Street
London EC2

Executed as a Deed	)
by MICHAEL SHERWIN	)	/s/ MICHAEL SHERWIN
in the presence of:	)

Nick Bryans
Solicitor
5 Appol Street
London EC2

Executed as a Deed	)
by ROBERT MOYA	)	/s/ ROBERT MOYA
in the presence of:	)

Emma Millar
Trainee Solicitor
85 Queen Victoria Street
London EC4

Signed by Shaun Dobson	)
for and on behalf of	)	/s/ SHAUN DOBSON
ROBERT W. BAIRD	)
LIMITED	)